Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-04685, 333-28933, 333-63147, 333-81925, 333-86581, 333-40356, 333-89966, 333-97571 and 333-110703 of Itron, Inc. on Form S-8 of our report dated March 8, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets in 2002) appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

March 8, 2004